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                                                                    EXHIBIT 10.6

                              WENISCHEL CORPORATION
                      NET WORTH APPRECIATION REWARD PROGRAM


Weinschel, Corporation. (the "Company") as part of its planned acquisition of certain assets of Weinschel Division wishes to grant an incentive to management which will reward the long term growth of the Company's net worth. The Company has developed a program of Net Worth Appreciation Rewards (NWARP) which could allow management to share in the growth of the Company's net worth over the first five years and one-month of its existence. (as determined using generally accepted accounting principles as evidenced in Weinschel's audited financial statements) This specific NWARP Program will terminate on December 31, 2000.

It is the intent of the Company to create NWARP which rewards management in the form of cash equal to 10% (Ten Percent) of net worth appreciation BEFORE financial statement recognition of this program. The reward accrual amount will equal 10% of the current year net income, before NWARP reward accrual, in a year the Net Worth Appreciation Objective is achieved. If the Net Worth Appreciation Objective is not met for one or more years, management will still be granted the NWARP for those years, if in a subsequent period the Net Worth Appreciation Objective is met, and as long as the term and subordinate debt are liquidated by the end of the plan (the Comerica $1,700,000 Term Note dated November 30, 1995 and the $1,000,000 in subordinated debt or refinancing thereof). In this event, the reward accrual will be equal to 10% of the sum of the series of years Net Incomes or Losses over the period the Net Worth Appreciation Target was not achieved, plus 10% of the achieved years Net Income.

Payment for the rewards will begin no later than March 31, 2001, and payment for these rewards may be made equally over three years on a quarterly basis, at the option of the Company or a management participant. Any unpaid amounts owing from exercised rewards will bear interest at the prime rate as it exists from time to time.

It is the intent of the Company to include current management in this Program. The initial participants would include: Robert L. Stephens; Kurt Brown; Frank W. MacLean, Jr.; Geoffrey D. Smith; Jimmy Dholoo; William Knill; Hector J. Hoffmaister; and Ricky J. Wyatt. NWARP awards for a given plan year will be divided based on the full year average base salary of the participants over the plan year.

In the event the composition of the Weinschel management team changes from time to time it may be advantageous to allow new management members to be included in this Program. The decision to include new members in the Program is at the sole discretion of the Board of Directors of the parent company. If a new member is allowed, NWARP awards for the year of entry will be prorated based on a days participated ratio. Payment of sums owed to new participants will begin no earlier than the first day of the year following three years of employment.

The anticipated NWARP to be granted to the management team on the following time schedule, contingent upon attaining the Net Worth Appreciation Objective is as follows:



           DATE                    NET WORTH OBJECTIVE
         --------                  -------------------
         12/31/96                     $ 1,963,026
         12/31/97                     $ 2,578,896
         12/31/98                     $ 3,409,766
         12/31/99                     $ 4,368,636
         12/31/00                     $ 5,606,506


The NET WORTH OBJECTIVE above represents Net Worth as determined by Generally Accepted Accounting Principles before the NWARP accrual, based on the audit financial statements.

All of the NWARP above will vest on December 31, 2000. The above figures may be adjusted by the Board of Directors of Weinschel Corporation's parent company if the future net worth of the Company is affected by presently not contemplated events such as a recapitalization. Any management person who resigns or is terminated will lose all non-vested rewards under this program.





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                              WEINSCHEL CORPORATION
                      NET WORTH APPRECIATION REWARD PROGRAM


Note to Participants: Attached please find the Net Worth Appreciation Rewards Program document. The program rewards us for achieving certain net worth targets. The rewards are allocated by year over the five year period but are cumulative over the period subject to debt payment restrictions. For example, if we miss all early years but achieve the final target, rewards for all years would be awarded if the Term and Subordinate Notes have been paid off.

The value of the reward accrual equals 10% of Net Income before said accrual. The total individual awards are then allocated to the participants based on average salary and paid out in cash at the end of the program to those participants who employed at the end of the program. The following example illustrates the mechanics of the program assuming we hit the targets.

Year 1 approximately   $39,698
Year 2 approximately   $61,587
Year 3 approximately   $83,087
Year 4 approximately   $95,887
Year 5 approximately  $123,787


Or a total of $404,046 to be divided based on average salary payable in cash per the plan document.

Remember this is just an illustration of the minimum if we hit the targets. Actual amounts will be based on actual results.